Exhibit 99.1

Burlington Stores, Inc. Reports First Quarter 2023 Earnings

o
On a GAAP basis, total sales increased 11%
o
Net income was $33 million, and diluted EPS was $0.50
o
Comparable store sales increased 4%
o
On a non-GAAP basis, Adjusted EBIT was $87 million, and Adjusted EPS was $0.84

BURLINGTON, New Jersey; May 25, 2023 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the first quarter ended April 29, 2023.

Michael O’Sullivan, CEO, stated, “Our first quarter comparable sales growth came in just below guidance. We had gotten off to a very strong start but then the trend fell off in March. We believe that this weakening in the trend was driven by two external and transitory factors – lower tax refunds and cooler weather leading up to Easter.”

Mr. O’Sullivan continued, “We have seen a nice pick-up in our trend since mid-April. We feel good about our underlying strategies and our focus on delivering value to the customer. We are encouraged by the recent trend but given the risks and uncertainties we think it is prudent to manage our business conservatively. We are ready to chase if this current trend is sustained.”

Looking to the full year, Mr. O’Sullivan said, “We are reiterating our full year sales and earnings guidance. We see plenty of uncertainty and we remain concerned about the economic health of the lower-income shopper, but we also see some potential tailwinds. The supply environment remains very strong and with our focus on value, we believe that we are well positioned to achieve this full year guidance.”

Mr. O’Sullivan concluded, “In addition to driving our near-term performance, we are continuing to make strong progress on our major Burlington 2.0 initiatives. We are particularly excited about some of the new processes and tools that we are rolling out to the merchant team this year. We believe that these will further enhance our ability to execute the off-price model and deliver tremendous value to the customer.”

Fiscal 2023 First Quarter Operating Results (for the 13-week period ended April 29, 2023, compared with the 13-week period ended April 30, 2022)

•
Total sales increased 11% compared to the first quarter of Fiscal 2022 to $2,133 million, while comparable store sales increased 4% compared to the first quarter of Fiscal 2022.
•
Gross margin rate as a percentage of net sales was 42.3% vs. 41.0% for the first quarter of Fiscal 2022, an increase of 130 basis points. Freight expense improved 150 basis points which was partially offset by a 20 basis point merchandise margin decline, primarily driven by higher markdowns.

•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $187 million vs. $157 million in the first quarter of Fiscal 2022. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 35.4% as a percentage of net sales vs. 35.3% in the first quarter of Fiscal 2022, higher by 10 basis points. Adjusted SG&A was 26.5% as a percentage of net sales vs. 26.7% in the first quarter of Fiscal 2022, an improvement of 20 basis points.
•
The effective tax rate was 24.4% vs. 8.7% in the first quarter of Fiscal 2022. The Adjusted Effective Tax Rate was 24.5% vs. 19.2% in the first quarter of Fiscal 2022.
•
Net income was $33 million, or $0.50 per share vs. $16 million, or $0.24 per share for the first quarter of Fiscal 2022. Adjusted Net Income was $55 million, or $0.84 per share, vs. $36 million, or $0.54 per share for the first quarter of Fiscal 2022.
•
Diluted weighted average shares outstanding amounted to 65.3 million shares during the quarter compared with 66.6 million shares during the first quarter of Fiscal 2022.
•
Adjusted EBITDA was $157 million vs. $125 million in the first quarter of Fiscal 2022, an increase of 90 basis points as a percentage of sales. Adjusted EBIT was $87 million vs. $59 million in the first quarter of Fiscal 2022, an increase of 100 basis points as a percentage of sales.

Inventory

•
Merchandise inventories were $1,231 million vs. $1,257 million at the end of the first quarter of Fiscal 2022, a 2% decrease, while comparable store inventories increased 10% compared to the first quarter of Fiscal 2022. Reserve inventory was 44% of total inventory at the end of the first quarter of Fiscal 2023 compared to 50% at the end of the first quarter of Fiscal 2022. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the first quarter of Fiscal 2023 with $1,372 million in liquidity, comprised of $532 million in unrestricted cash and $840 million in availability on its ABL facility.
•
During the first quarter of Fiscal 2023, the Company entered into privately negotiated transactions to repurchase approximately $110 million in principal amount of the Company’s outstanding 2.25% Convertible Notes. The total transaction value of approximately $133 million was settled in cash in the first quarter.
•
The Company ended the first quarter with $1,364 million in outstanding total debt, including $945 million on its Term Loan facility, $397 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the first quarter of Fiscal 2023, the Company repurchased 245,414 shares of its common stock under its share repurchase program for $51 million. As of the end of the first quarter of Fiscal 2023, the Company had $296 million remaining on its current share repurchase program authorization.

Outlook

For the full Fiscal Year 2023 (the 53-weeks ending February 3, 2023), the Company expects:

•
Total sales to increase in the range of 12% to 14% including approximately 2% from the 53rd week, on top of a 7% decrease in Fiscal 2022; this assumes comparable store sales will increase in the range of 3% to 5%, on top of the 13% decrease during Fiscal 2022;
•
Capital expenditures, net of landlord allowances, to be approximately $560 million;
•
To open 70-80 net new stores;
•
Depreciation and amortization, exclusive of favorable lease costs, to be approximately $320 million;
•
Adjusted EBIT margin to increase 80 to 120 basis points versus last year;
•
Net interest expense to be approximately $63 million;
•
An Adjusted Effective Tax Rate of approximately 26%; and
•
Adjusted EPS to be in the range of $5.50 to $6.00, utilizing a fully diluted share count of approximately 65 million, as compared to Fiscal 2022 diluted EPS of $3.49 and Adjusted EPS of $4.26.  This includes an expected benefit from the 53rd week of approximately $0.05 per share.

For the second quarter of Fiscal 2023 (the 13 weeks ending July 29, 2023), the Company expects:

•
Total sales to increase in the range of 8% to 10%; this assumes comparable store sales will increase in the range of 2% to 4% versus the second quarter of Fiscal 2022;
•
Adjusted EBIT margin to increase 10 to 50 basis points versus the second quarter of Fiscal 2022;
•
An Adjusted Effective Tax Rate of approximately 25%; and
•
Adjusted EPS in the range of $0.35 to $0.45, as compared to $0.18 in diluted EPS and $0.35 in Adjusted EPS last year.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

From time to time when discussing its comparable store sales trends, the Company references its geometric stack, which is defined as a stacked comparable sales growth rate that accounts for the compounding of comparable store sales from Fiscal 2019 to Fiscal 2023.

First Quarter 2023 Conference Call

The Company will hold a conference call on May 25, 2023 at 8:30 a.m. ET to discuss the Company’s first quarter results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 1066565) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on May 25, 2023 beginning at 11:30 a.m. ET through June 1, 2023 at 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-700-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 1066565.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2022 net sales of $8.7 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 933 stores as of the end of the first quarter of Fiscal 2023, in 46 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our long-term prospects, the effects of our Burlington 2.0 initiatives, the economic environment, expected sales trend and market share and supply chain plans, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; the impact of the COVID-19 pandemic and actions taken to slow its spread and the related impacts on economic activity, financial markets, labor markets and the global supply chain; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; our ability to execute our opportunistic buying and inventory management process; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; payment-related risks; our ability to effectively generate sufficient levels of customer awareness and traffic through our advertising and marketing programs; damage to our corporate reputation or brand; issues with merchandise safety and shrinkage; lack of or insufficient insurance coverage; the impact of current and future laws and the interpretation of such laws; the impact of increasingly rigorous privacy and data security regulations; any unforeseen material loss or casualty or the existence of adverse litigation; use of social media in violation of applicable laws and regulations; our substantial level of indebtedness and related debt-service obligations; consequences of the failure to comply with covenants in our debt agreements; possible conversion of our 2.25% Convertible Notes due 2025; the availability of adequate financing; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended
	April 29,	April 30,
	2023	2022
REVENUES:
Net sales	$2,132,793	$1,925,643
Other revenue	4,163	4,049
Total revenue	2,136,956	1,929,692
COSTS AND EXPENSES:
Cost of sales	1,231,646	1,136,946
Selling, general and administrative expenses	755,628	680,327
Depreciation and amortization	70,529	66,304
Impairment charges - long-lived assets	844	2,543
Other income - net	(8,998)	(3,398)
Loss on extinguishment of debt	24,644	14,657
Interest expense	19,345	14,606
Total costs and expenses	2,093,638	1,911,985
Income before income tax expense	43,318	17,707
Income tax expense	10,570	1,533
Net income	$32,748	$16,174

Diluted net income per common share	$0.50	$0.24

Weighted average common shares - diluted	65,291	66,645

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	April 29,	January 28,	April 30,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$532,443	$872,623	$627,050
Restricted cash and cash equivalents	6,582	6,582	6,582
Accounts receivable—net	78,477	71,091	77,708
Merchandise inventories	1,231,092	1,181,982	1,257,104
Assets held for disposal	5,120	19,823	3,791
Prepaid and other current assets	136,751	131,691	209,007
Total current assets	1,990,465	2,283,792	2,181,242
Property and equipment—net	1,678,461	1,668,005	1,567,400
Operating lease assets	2,968,247	2,945,932	2,816,885
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	3,079	3,205	3,824
Other assets	78,563	83,599	79,067
Total assets	$7,003,879	$7,269,597	$6,933,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$829,212	$955,793	$962,208
Current operating lease liabilities	402,622	401,111	374,740
Other current liabilities	472,926	541,413	378,075
Current maturities of long term debt	13,753	13,634	14,473
Total current liabilities	1,718,513	1,911,951	1,729,496
Long term debt	1,350,416	1,462,072	1,474,941
Long term operating lease liabilities	2,842,785	2,825,292	2,709,016
Other liabilities	70,082	69,386	71,010
Deferred tax liabilities	220,609	205,991	232,863
Stockholders' equity	801,474	794,905	716,156
Total liabilities and stockholders' equity	$7,003,879	$7,269,597	$6,933,482

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Three Months Ended
	April 29,	April 30,
	2023	2022
OPERATING ACTIVITIES
Net income	$32,748	$16,174
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	70,529	66,304
Deferred income taxes	14,699	4,496
Loss on extinguishment of debt	24,644	14,657
Non-cash stock compensation expense	16,722	16,705
Non-cash lease expense	(970)	(357)
Cash received from landlord allowances	4,349	7,199
Changes in assets and liabilities:
Accounts receivable	(7,418)	(23,710)
Merchandise inventories	(49,110)	(236,096)
Accounts payable	(125,241)	(119,282)
Other current assets and liabilities	(59,003)	72,629
Long term assets and liabilities	723	1,114
Other operating activities	(624)	7,868
Net cash used in operating activities	(77,952)	(172,299)
INVESTING ACTIVITIES
Cash paid for property and equipment	(95,688)	(106,899)
Lease acquisition costs	(4,549)	—
Proceeds from sale of property and equipment and assets held for sale	14,080	—
Other investing activities	—	(75)
Net cash used in investing activities	(86,157)	(106,974)
FINANCING ACTIVITIES
Principal payment on long term debt—Convertible Notes	(133,656)	(78,187)
Purchase of treasury shares	(53,393)	(104,763)
Other financing activities	10,978	(1,818)
Net cash used in financing activities	(176,071)	(184,768)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(340,180)	(464,041)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	879,205	1,097,673
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$539,025	$633,632

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) loss on extinguishment of debt; (iii) impairment charges; (iv) amounts related to certain litigation matters; and (v) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) net favorable lease costs (vii) impairment charges; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) amounts related to certain litigation matters; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (d) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended
	April 29,	April 30,
	2023	2022
Reconciliation of net income to Adjusted Net Income:
Net income	$32,748	$16,174
Net favorable lease costs (a)	4,064	4,702
Loss on extinguishment of debt (b)	24,644	14,657
Impairment charges - long-lived assets	844	2,543
Litigation matters (c)	—	5,000
Tax effect (d)	(7,302)	(7,017)
Adjusted Net Income	$54,998	$36,059
Diluted weighted average shares outstanding (e)	65,291	66,645
Adjusted Earnings per Share	$0.84	$0.54

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 29,	April 30,
	2023	2022
Reconciliation of net income to Adjusted EBITDA:
Net income	$32,748	$16,174
Interest expense	19,345	14,606
Interest income	(5,459)	(119)
Net favorable lease costs (a)	4,064	4,702
Loss on extinguishment of debt (b)	24,644	14,657
Impairment charges - long-lived assets	844	2,543
Litigation matters (c)	—	5,000
Depreciation and amortization	70,529	66,304
Income tax expense	10,570	1,533
Adjusted EBITDA	$157,285	$125,400

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 29,	April 30,
	2023	2022
Reconciliation of net income to Adjusted EBIT:
Net income	$32,748	$16,174
Interest expense	19,345	14,606
Interest income	(5,459)	(119)
Net favorable lease costs (a)	4,064	4,702
Loss on extinguishment of debt (b)	24,644	14,657
Impairment charges - long-lived assets	844	2,543
Litigation matters (c)	—	5,000
Income tax expense	10,570	1,533
Adjusted EBIT	$86,756	$59,096

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended
	April 29,	April 30,
Reconciliation of SG&A to Adjusted SG&A:	2023	2022
SG&A	$755,628	$680,327
Net favorable lease costs (a)	(4,064)	(4,702)
Product sourcing costs	(186,926)	(156,804)
Litigation matters (c)	—	(5,000)
Adjusted SG&A	$564,638	$513,821

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended
	April 29,	April 30,
	2023	2022
Effective tax rate on a GAAP basis	24.4%	8.7%
Adjustments to arrive at Adjusted Effective Tax Rate (f)	0.1	10.5
Adjusted Effective Tax Rate	24.5%	19.2%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	July 30, 2022	January 28, 2023
Reconciliation of net income to Adjusted Net Income:
Net income	$11,966	$230,123
Net favorable lease costs (a)	4,769	18,591
Loss on extinguishment of debt (b)	—	14,657
Impairment charges	4,415	21,402
Litigation matters	5,500	10,500
Tax effect (d)	(3,702)	(14,503)
Adjusted Net Income	$22,948	$280,770
Diluted weighted average shares outstanding (e)	65,962	65,901
Adjusted Earnings per Share	$0.35	$4.26

(a) Net favorable lease costs represents the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Amounts relate to the partial repurchases of the Convertible Notes.

(c) Represents amounts charged for certain litigation matters.

(d) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (c).

(e) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(f) Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.